Exhibit 99.1

Aspen Technology Announces Restatement of Previously Issued Financial Statements

CAMBRIDGE, Mass. — June 11, 2007 — Aspen Technology, Inc. (Nasdaq: AZPN), a leading provider of software and services to the process industries, today announced that, in connection with a recent review of financial statements, certain errors in the accounting for sales of installments receivable were discovered.  As a result, the Company’s previously issued financial statements as of June 30, 2005 and 2006 and for each of the three years in the period ended June 30, 2006 and related reports of its independent registered public accounting firm for such periods should not be relied upon.  In addition, the Company’s quarterly filings on Form 10-Q within these years and for each of the quarters ended September 30, 2006, December 31, 2006 and March 31, 2007 should not be relied upon.

The Company estimates that the restatements will result in the creation of two new balance sheet captions, a collateral asset for secured borrowings and a secured borrowing liability, in the following amounts:

•                  approximately $70 million as of June 30, 2005;

•                  approximately $80 million as of June 30, 2006; and

•                  in excess of $200 million as of March 31, 2007

Because the review of the accounting is ongoing, these estimates are subject to change, and such changes could be material.

Brad Miller, CFO of AspenTech, said “It is expected that the asset and liability accounts created as a result of this restatement will match, and that the cash flows received from these long term customer accounts will continue to finance the debt, consistent with nearly 20 years of practice as well as the intentions of the parties when the arrangements were originally established. We do not believe the restated balance sheet treatment of these accounts for GAAP purposes affects the net financial position of the company, nor the cash required and available to operate our business.”  Miller added, “We are focused on completing the restatement process as quickly as practicable, and we remain focused on running the business, serving our customers and continuing to make progress in improving our operational execution.”

Conference Call and Webcast

AspenTech will host a conference call and webcast today, June 11, at 5:30pm (ET) to discuss the matters related to this restatement.  The live dial-in number is 877-239-3024, conference ID code 9594025. Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at 800-642-1687 or 706-645-9291, conference ID code 9594025 through June 18, 2007.

About AspenTech

AspenTech is a recognized expert and leading provider of award-winning process optimization software and services. AspenTech’s integrated aspenONE(TM) solutions enable manufacturers to reduce costs, increase capacity, and optimize operational performance end-to-end throughout the engineering, plant operations, and supply chain management processes, resulting in millions of dollars in cost savings. For more information, visit www.aspentech.com.

© 2007 Aspen Technology, Inc. AspenTech®, aspenONE™ and the Aspen leaf logo are registered trademarks of Aspen Technology, Inc. All rights reserved.

Contacts

Media:
Aspen Technology, Inc.
Elisa Logan
617-949-1398
elisa.logan@aspentech.com

or

Investors:
Integrated Corporate Relations
Kori Doherty, 617-956-6730
kdoherty@icrinc.com